Exhibit  99.1

BBSI Reports First Quarter 2016 Financial Results

- Q1 Net Revenues up 15% to $191.0 Million (Non-GAAP Gross Revenues up 19%) -

VANCOUVER, Washington, June 22, 2016 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Financial Highlights vs. Year-Ago Quarter

•	Net revenues up 15% to $191.0 million

•	Non-GAAP gross revenues up 19% to $1.1 billion

•	Net loss of $8.0 million or $(1.11) per diluted share, compared to a net loss of $5.8 million or $(0.82) per diluted share

“The first quarter of 2016 began on a strong note, with solid gross revenue growth and 270 net new client additions,” said Michael Elich, president and CEO of BBSI. “These results are attributable to our continued focus on referral relationships and the value our teams bring to their clients every day.

“Given these results, we are reiterating our rolling 12-month gross revenue expectations of 18% growth from 2015. Our confidence in this guidance is supported by the organization’s focus on the addition of new business, healthy retention and ongoing development of referral relationships.”

First Quarter 2016 Financial Results

Net revenues in the first quarter of 2016 increased 15% to $191.0 million compared to $166.4 million in the first quarter of 2015.

Total non-GAAP gross revenues in the first quarter of 2016 increased 19% to $1.1 billion compared to $896.9 million in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s client count and same-store sales growth and was partially offset by a 7% decline in staffing services revenue.

Net loss for the first quarter of 2016 was $8.0 million or $(1.11) per diluted share, compared to a net loss of $5.8 million or $(0.82) per diluted share in the year-ago quarter. This Q1 2016 loss includes ($0.16) per share of accounting and legal costs associated with restatements, investigations and legal proceedings related to securities law issues. The Company historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

At March 31, 2016, the Company’s restricted and unrestricted cash, cash equivalents, marketable securities, and restricted securities totaled $294.9 million compared to $305.3 million at December 31, 2015. Total debt was $19.8 million, unchanged from the end of 2015.

12-Month Outlook

BBSI continues to expect non-GAAP gross revenues for the next 12-month period (through March 31, 2017) to increase approximately 18%. For the full year 2016, the Company expects diluted earnings per share to be $3.50, which includes an estimate of $6.4 million (approximately $0.57 per diluted share) in accounting and legal costs associated with restatements, investigations and legal proceedings related to securities law issues. The Company reported $3.47 diluted earnings per share in 2015.

Conference Call

BBSI will conduct a conference call tomorrow, June 23, 2016 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2016. The Company’s President and CEO Michael Elich and Interim CFO Tom Carley will host the call, followed by a question and answer period.

Date: Thursday, June 23, 2016

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-888-329-8893

International dial-in number: 1-719-325-2429

Conference ID: 1219942

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=119975 and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through July 23, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 1219942

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)
	First Quarter Ended
(in thousands)	March 31,
	2016	2015
		(As Restated)

Revenues:
Professional employer services	$1,027,599	$857,760
Staffing services	36,290	39,166
Total revenues	1,063,889	896,926
Cost of revenues:
Direct payroll costs	894,050	754,435
Payroll taxes and benefits	103,760	88,077
Workers' compensation	55,692	45,483
Total cost of revenues	1,053,502	887,995
Gross margin	$10,387	$8,931

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended March 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2016	2015	2016	2015	2016	2015
		(As Restated)		(As Restated)		(As Restated)
Revenues:
Professional
employer services	$1,027,599	$857,760	$(872,921)	$(730,526)	$154,678	$127,234
Staffing services	36,290	39,166	-	-	36,290	39,166
Total revenues	$1,063,889	$896,926	$(872,921)	$(730,526)	$190,968	$166,400
Cost of revenues	$1,053,502	$887,995	$(872,921)	$(730,526)	$180,581	$157,469

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 4,000 clients across all lines of business in 22 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue and earnings per share growth, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include changes in executive management, the ineffectiveness of the Company’s internal control over financial reporting, the Company’s relationship with its primary bank lender, potential delisting of the Company’s common stock by Nasdaq, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission, economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2015 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2016	2015

Assets
Current assets:
Cash and cash equivalents	$43,464	$25,218
Trade accounts receivable, net	163,831	90,529
Income taxes receivable	4,272	1,038
Prepaid expenses and other	5,768	3,173
Restricted certificates of deposit	-	10,000
Restricted marketable securities and workers' compensation deposits	40,049	76,110
Deferred income taxes	20,918	20,941
Total current assets	278,302	227,009
Marketable securities	895	6,082
Property, equipment and software, net	23,439	22,820
Restricted certificates of deposit	10,000	-
Restricted marketable securities and workers' compensation deposits	200,447	187,916
Other assets	4,742	5,130
Goodwill	47,820	47,820
	$565,645	$496,777

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$19,778	$19,833
Accounts payable	3,940	3,217
Accrued payroll, payroll taxes and related benefits	188,110	121,343
Other accrued liabilities	6,558	6,166
Workers' compensation claims liabilities	68,115	65,581
Safety incentives liabilities	21,816	21,253
Total current liabilities	308,317	237,393
Long-term workers' compensation claims liabilities	197,028	190,094
Deferred income taxes	13,256	13,256
Customer deposits and other long-term liabilities	1,392	1,483
Stockholders' equity	45,652	54,551
	$565,645	$496,777

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)
(in thousands, except per share amounts)	First Quarter Ended
	March 31,
	2016	2015
		(As Restated)

Revenues:
Professional employer service fees	$154,678	$127,234
Staffing services	36,290	39,166
Total revenues	190,968	166,400
Cost of revenues:
Direct payroll costs	27,427	29,764
Payroll taxes and benefits	103,760	88,077
Workers' compensation	49,394	39,628
Total cost of revenues	180,581	157,469
Gross margin	10,387	8,931
Selling, general and administrative expenses	21,904	16,970
Depreciation and amortization	749	683
Loss from operations	(12,266)	(8,722)
Other expense, net	(8)	(447)
Loss before income taxes	(12,274)	(9,169)
Benefit from income taxes	(4,271)	(3,341)
Net loss	$(8,003)	$(5,828)
Basic loss per common share	$(1.11)	$(0.82)
Weighted average number of basic common shares outstanding	7,208	7,135
Diluted loss per common share	$(1.11)	$(0.82)
Weighted average number of diluted common shares outstanding	7,208	7,135

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com